Exhibit 99.1

News Release	iStar Financial Inc. 1114 Avenue of the Americas New York, NY 10036 (212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

James D. Burns	Andrew G. Backman
Chief Financial Officer	Senior Vice President – Investor Relations

iStar Financial Completes New $1 Billion Secured Term Loan and
Restructuring of Existing Unsecured Revolving Credit Facilities

Company Board of Directors Approves Stock Repurchase Program

NEW YORK – March 16, 2009 – iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, announced today that it has completed its previously announced new secured term loan facility and restructuring of its existing unsecured revolving credit facilities.

New $1 Billion Delayed Draw Secured Credit Agreement

The Company announced that it has entered into a $1.0 billion First Priority Credit Agreement with participating members of its existing bank lending group. The First Priority Credit Agreement will mature on June 26, 2012. Borrowings will bear interest at an initial rate of LIBOR plus 2.50% per year and will be secured by a pool of collateral consisting of loan assets, corporate tenant lease assets and securities having an aggregate value, determined in accordance with the agreement, of not less than 1.2x the principal amount of the aggregate borrowings under the First Priority Credit Agreement and the Second Priority Credit Agreements described below. Assets may be removed from and added to the collateral pool in accordance with the credit agreements, subject to maintaining the required collateral coverage. The Company may use the proceeds from the new loan for general corporate purposes subject to limited exceptions and may draw amounts over time.

Restructuring of Existing Unsecured Revolving Credit Facilities

The Company also announced that it has entered into Second Priority Credit Agreements with the same participating lenders. Under these agreements, those lenders will have a second lien on the same collateral pool securing the First Priority Credit Agreement to secure their commitments originally under the Company’s unsecured revolvers and now replaced by commitments under these agreements.

As of the closing of the Second Priority Credit Agreements, there were approximately $2.65 billion of outstanding borrowings under the agreements. Of this amount, $1.06 billion are term loans due June 28, 2011, $590 million are term loans due June 26, 2012, and $1.0 billion are revolving loans.

Of the aggregate $1.0 billion of revolving loan commitments, $640 million will expire on June 28, 2011 and $360 million will expire on June 26, 2012. Borrowings under the Second Priority Credit Agreements will bear interest at an initial rate of LIBOR plus 1.50% per year.

The First Priority Credit Agreement and the Second Priority Credit Agreements contain a number of financial and non-financial covenants, including the following:

•                  Minimum consolidated tangible net worth of $1.5 billion;

•                  Ratio of total indebtedness to net worth shall not exceed 5:00 to 1:00;

•                  Ratio of EBITDA to fixed charges shall not be less than 1:00 to 1:00;

•                  Ratio of unencumbered assets to unsecured debt shall not be less than 1:20 to 1:00;

•                  Limitations on prepayments, repurchases, refinancings and optional redemptions of existing notes of iStar or Secured Exchange Notes (as defined below), in each case with maturities after June 26, 2012, except for permitted repurchases using not more than $750 million of funds (of which not more than $350 million may be used while any commitments remain outstanding under the First Priority Credit Agreement) and refinancings using Secured Exchange Notes and new unsecured notes of iStar with maturities after December 31, 2012; and

•                  Limitation on repurchases of shares of iStar common stock to not more than $100 million (no more than $50 million of which may be used for such repurchases prior to December 31, 2010).

•                  Limitation on liens, excluding liens in favor of the Secured Exchange Notes (as defined below), a permitted lien basket of $750 million subject to certain conditions, refinancing and extensions of existing secured debt subject to certain conditions and other customary permitted liens.

The First Priority Credit Agreement and the Second Priority Credit Agreements contemplate that the Company may offer to exchange newly issued secured notes for some or all of the Company’s outstanding unsecured notes. The credit agreements provide that iStar may issue up to $1.0 billion aggregate principal amount of secured exchange notes which are entitled to share ratably in the collateral pool with the Second Priority Credit Agreement, and an unlimited principal amount of secured exchange notes that have a third priority interest in the collateral pool (collectively, the “Secured Exchange Notes”). If any second priority Secured Exchange Notes are issued, the minimum collateral coverage test of the collateral pool will increase from 1.2x to 1.3x the aggregate principal amount of outstanding borrowings under the First and Second Priority Credit Agreements and the second priority Secured Exchange Notes.

The Company said that having received consents in excess of 75.0% of its lenders, it has entered into amendments of the Company’s existing $2.22 billion and $1.20 billion unsecured revolving credit facilities. The amendments eliminate certain covenants and events of default. After giving effect to the First Priority Credit Agreement and the Second Priority Credit Agreement, the unsecured revolving credit facilities will have approximately $775 million aggregate amount of commitments thereunder, of which approximately $525 million will terminate on June 28, 2011 and $250 million will terminate on June 26, 2012. The unsecured revolving credit facilities will be fully drawn and may not be prepaid while the First Priority Credit Agreement and the Second Priority Credit Agreements remain outstanding. Lenders under these facilities will remain unsecured and no changes were made to the pricing terms of these facilities.

Company Board of Directors Approves Stock Repurchase Program

Finally, the Company’s Board of Directors authorized the Company to repurchase up to $50 million of the Company’s common stock from time-to-time in open market transactions and privately negotiated purchases. The Company has entered into a 10b5-1 trading plan through which it may make purchases of its common stock.

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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